Exhibit 99.1

News release Contact: Stephanie Hoff shoff@otpco.com 218-739-8535 (office) 218-205-6179 (after hours)

Cost and reliability drive Otter Tail Power Company’s 15-year resource plan
Fergus Falls, Minnesota, September 1, 2021:  Today Otter Tail Power Company submitted its Integrated Resource Plan (IRP) to regulatory commissions in each of the three states it serves: Minnesota, North Dakota, and South Dakota.
The company spent two years analyzing robust market data and engaging with people and organizations across its service area, including updates with its regulatory commissions, who helped inform the analysis. “Planning a diverse mix of energy resources to reliably and economically serve our customers over the next 15 years is extremely complex,” said Otter Tail Power Company President Tim Rogelstad. “I am proud of our collaborative team for submitting a plan that enhances our ability to ensure our customers have the electricity they need, when they need it, at an affordable price, in an environmentally responsible way.”
In its preferred plan, Otter Tail Power Company is requesting authority to add dual fuel capability at the company’s Astoria Station, which is in South Dakota and is fueled in part by natural gas from North Dakota’s Williston Basin, add 150 megawatts of solar at a location yet to be determined, and commence the process of withdrawal from its 35% ownership interest in coal-fired Coyote Station in North Dakota in 2028.
Energy market conditions have been evolving over the past several years and are forecast to continue offering low-cost energy opportunities to utilities whose electric generation can quickly react to real-time market conditions, such as natural gas-fired resources.
“As we maintain and enhance resiliency, it’s our accountability to customers to pursue economical generation resources that give us greater control over whether or not to dispatch resources based on market conditions,” said Rogelstad. “Coyote Station has been a safe, reliable, cost-effective resource for our customers for 40 years. For that, we are grateful. Because more flexible and economical resource options are available as we look forward, Otter Tail Power Company is seeking to withdraw from our 35% ownership interest in the facility. It is important to understand this is not a decision to retire Coyote Station, which is a co-owned facility.  Coyote Station’s future is not ours alone to determine.”
According to Rogelstad, Coyote Station owners continue to collaborate in analyzing data and weighing decisions that will impact the plant and each company’s employees, customers, and communities. “We are taking the time to get these important decisions right given the many stakeholders involved,” said Rogelstad. “It’s likely to be a couple of years before we know the path of any withdrawal from plant ownership and operation. While each of the owners is uniquely positioned to serve its customers—in terms of the amount of energy its customers need and the required production capacity of its generation resources—our shared priorities are to continue serving customers with reliable, low-cost electricity.” Otter Tail Power Company will continue to operate the plant.
Resource planning is an ever-evolving process. According to Rogelstad, Otter Tail Power Company will continue to monitor issues that could impact its plan, including changes to the Midcontinent Independent System Operator’s capacity construct, evolving energy markets, and current or future federal or state energy laws or regulations including the federal Regional Haze Rule.
By 2023 Otter Tail Power Company customers will receive approximately 35% of their energy from renewable resources. Assuming the current dispatch levels of co-owned units Coyote Station and Big Stone Plant remain as they are today, the company’s target is to reduce carbon emissions from generation resources it owns approximately 50% from 2005 levels by 2025 and 97% by 2050. “As we transition to a cleaner energy future, we’re keeping residential rates among the lowest in the nation,” said Rogelstad. “This is part of our mission and our ongoing commitment to our customers.”
About Otter Tail Power Company
Otter Tail Power Company, a subsidiary of Otter Tail Corporation (Nasdaq Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. With a balanced commitment to environmental, economic, and community stewardship, the company provides electricity and energy services to approximately 230,000 people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.